Exhibit 99.1

Macquarie Infrastructure Company Reports First Quarter 2009 Financial Results

Airport Services Business Performance In Line with Previous Quarter

Gas Production and Distribution Business Exceeds Expectations

NEW YORK--(BUSINESS WIRE)--May 7, 2009--Macquarie Infrastructure Company (NYSE: MIC), reported its first quarter 2009 financial results including performance by its airport services business that was consistent with the fourth quarter of 2008. Airport services is the largest of MIC’s five businesses. The Company believes that efforts to reduce operating expenses, along with a leveling off of the decline in demand for general aviation services, is stabilizing the business’ contribution to the Company’s overall results. MIC also reported better than expected results from its gas production and distribution business.

MIC recorded consolidated revenue for the first quarter of 2009 of $184.1 million compared with $278.7 million in 2008. The decrease reflects primarily the lower cost of jet fuel this year versus 2008. Fuel price fluctuations are passed through to customers and the recovery of the cost is reflected in revenue.

The Company reports gross profit, or revenue less costs of goods sold/sales, as it believes that this improves transparency regarding its ability to maintain margins. Gross profit decreased 21% to $88.6 million from $112.6 million in 2008. Excluding $6.4 million of non-cash impairment charges in direct expenses of the airport parking business, consolidated gross profit for the period would have decreased 16%. The decline was driven primarily by reduced demand for general aviation and airport parking services.

The Company reported a net loss of $53.0 million for the quarter, including the impact of $50.1 million of pre-tax non-cash impairments and $32.2 million of non-cash losses on derivatives. The impairments comprise a $32.1 million pre-tax non-cash impairment of the value of certain intangible and long-lived assets of its airport services and airport parking businesses in the quarter and an $18.0 million pre-tax impairment of goodwill relating solely to its airport services business. The charges reflect primarily the reduced value of operations at certain airports due to lower levels of business activity at those locations.

As discussed in its fourth quarter 2008 earnings release, the Company has decided to provide its investors with information relating to “cash available before debt reduction”, or “CADR”, rather than “cash available for distribution”, or “CAD”. The disclosure of CADR is intended to provide insight into the amount of cash generated by the Company’s businesses during the period and available to reduce debt and to fund committed growth capital expenditures without incremental borrowing.

Estimated CADR generated by MIC’s businesses in the first quarter totaled $24.9 million compared with CAD of $30.8 million in the first quarter of 2008. Both CADR and CAD exclude the negative contribution from the airport parking business in both periods because, as previously disclosed, the Company does not intend to support that business with additional capital. The decline in CADR was attributed to a reduced amount of cash generated by the airport services business partially offset by improved performance at the Company’s bulk liquid storage business.

The Company reported negative consolidated EBITDA of $6.0 million in the first quarter of 2009, reflecting the non-cash impairments and losses on derivatives noted above. Excluding these items, consolidated EBITDA would have decreased by approximately 21% versus the prior comparable period.

MIC believes that EBITDA and CADR, both non-GAAP measures, provide additional insight into the performance of its businesses and their generation of cash available to reduce debt at an operating company level, make committed growth capital expenditures or pay dividends up to the MIC holding company. CADR includes cash retained by the bulk liquid storage terminal business to fund existing committed growth projects that would otherwise require debt funding.

“Our businesses collectively continued to generate attractive amounts of cash that we used to strengthen our financial position and fund previously committed growth projects”, said Peter Stokes, Chief Executive Officer of MIC. “In particular, the airport services business produced a level of excess cash that allowed us to further reduce credit market risk faced by the business by reducing the principal balance of its debt facility”, he added.

MIC’s airport services business generated $75.0 million of gross profit and $9.0 million in CADR in the first quarter. On May 5th approximately $8.0 million of cash, net of interest rate swap breakage fees, was used to reduce debt principal in the business. The airport services business generated average daily gross profit that was essentially flat with the fourth quarter of 2008.

The Company’s bulk liquid storage business generated a 27% increase in terminal gross profit year over year. Tank construction projects completed in the second half of 2008 as well as continued strong demand for storage contributed to the favorable result. As anticipated, the bulk liquid storage terminal business did not pay a dividend up to MIC for the first quarter but instead retained cash to fund existing, committed growth capital expenditures.

The Company’s gas production and distribution business generated a better than expected level of cash on lower liquefied petroleum gas prices in the unregulated portion of the business which positively affected contribution margins. The improvement was partially offset by reductions in prices to consumers.

Impairment of Certain Intangible and Long-Lived Assets

MIC recorded a non-cash pre-tax impairment charge in the first quarter of 2009 of $32.1 million to write down the carrying value of certain intangible and long-lived assets and a writedown of $18.0 million of goodwill related to its airport services business in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). These standards require the Company to evaluate intangible assets and long-lived assets for impairment whenever a triggering event exists.

Per SFAS No. 142 and SFAS No. 144, the Company is required to consider the fair value of its reporting units in its evaluation of impairment. Factors considered in determining fair value for purposes of SFAS 142 include, among other things, the Company’s market capitalization as determined by quoted market prices for its common stock, market values of the Company’s reporting units based on common market multiples for comparable companies, and discount rates that appropriately reflect not only the Company’s businesses, but also the current overall macroeconomic environment. The extended decline in the Company’s share price and the uncertainties and deterioration in overall macroeconomic conditions through the current date have had a material impact on the impairment test for goodwill and other intangible assets.

The Company will continue to monitor the valuation of goodwill, intangibles and other long-lived assets on a quarterly basis in light of prevailing market conditions.

Cash Generation

The table below summarizes MIC’s estimated cash available before debt reduction, by segment, beginning with cash from operations and adjusting for working capital, certain operating items and maintenance capital expenditures for the quarter ended March 31, 2009.

The calculation of CADR with respect to the Company’s consolidated businesses is unchanged from the calculation of CAD reported in periods prior to the fourth quarter of 2008. However, the calculation of CADR encompasses the impact of cash sweeps at the airport services business and the redirection of cash to prepayment of debt principal generally.

The calculation of CADR also encompasses the cash generated and retained by the bulk liquid storage business for funding of existing committed growth capital expenditures. In the first quarter of 2009, the bulk liquid storage business generated $20.2 million of CADR, all of which was retained. MIC’s 50% interest in this CADR is shown in the “MIC LLC” column below as a $5.4 million component of cash from operations (through its equity pick-up) and as a $4.7 million component of cash from investing and financing adjustments.

MIC reported consolidated cash from operating activities of $16.9 million for the quarter, including the operating loss at its airport parking business. As previously reported, the Company has chosen not to support the airport parking business with additional capital. The impact of the performance of the airport parking business going forward is limited primarily by the non-recourse nature of its debt facility.

CADR at March 31, 2009 ($000)	Airport Services	District Energy	TGC	MIC LLC	Total	Parking
Cash from operations	11,717	1,841	6,234	(1,658)	18,134	(1,252)
Working capital	(6,479)	59	1,512	3,787	(1,121)	(287)
Cash from operations adjustments	121	(89)	101	116	249	-
Cash from investing and financing adjustments	3,658	-	(750)	4,705	7,613	(557)
Total cash available before debt reduction	9,017	1,811	7,097	6,950	24,875	(2,096)

On May 5th, the $9.0 million in CADR generated by the airport services business during the first quarter, less $789,000 of interest rate swap breakage fees, was used to make a pre-payment on the outstanding debt of that business as required under the revisions to the debt facility implemented on February 25th.

A total of $8.9 million, or $0.20 per share, of CADR was generated by the district energy and gas production and distribution businesses. This cash is being retained and would be available for further reduction of debt, including amounts outstanding under MIC’s revolving credit facility balance.

CADR is also adjusted for changes in working capital since these effects are believed to be temporary. For the quarter these adjustments reduced CADR by approximately $1.1 million.

Cash from investing and financing adjustments include $5.2 million of equity contributions to the airport services business used to pay swap breakage fees, a net $2.1 million in cash capital expenditures and the $4.7 million portion of the CADR generated by the bulk liquid storage business not included in cash from operations.

Operating Businesses

MIC discloses EBITDA and contribution margin, both non-GAAP financial measures, as it considers them to be important indicators of the overall performance of both its operating businesses individually and in consolidation. The Company believes that EBITDA, excluding non-cash items, also provides insight into the performance of its operating companies and their ability to generate cash. The reporting of contribution margin by the gas production and distribution business provides additional insight into the performance of that business excluding changes in fuel prices that typically are recovered in revenue.

Airport Services
($000)	1Q’09	1Q’08	% Change
Revenue	117,181	198,950	(41.1)
Gross Profit	75,011	95,268	(21.3)
EBITDA* †	(22,635)	40,428	(156.0)
EBITDA ex. non-cash items †	24,969	40,627	(38.5)
* Includes impact of non-cash goodwill impairment charges and derivatives losses.
† See attached tables for a reconciliation of EBITDA and EBITDA excluding non-cash items to net income.

Gross profit for the first quarter declined 21% versus the prior comparable period. The decline reflects the ongoing impact of the reduced level of economic activity versus 2008 on the airport services business. The average daily gross profit generated by the business in the first quarter was essentially flat with the fourth quarter of 2008.

The decline in gross profit was partially offset by a 9% reduction in selling, general and administrative (SG&A) expenses. SG&A expenses for the quarter include $1.2 million of fees incurred in connection with the restructuring of the business’ primary debt facility and a $2.4 million bad debt expense. The business has increased previously announced cost savings to an annualized $24.0 million from $22.0 million.

Industry-wide, general aviation flight movements declined by nearly 30% during the first quarter of 2009 compared with the first quarter of 2008, according to data compiled by the Federal Aviation Administration. General aviation jet aircraft flight movements at the 68 airports at which the airport services business operates decreased by approximately 26%. The relatively stronger performance by the Company reflects the ongoing interest in business and recreation near the destinations at which the business operates.

The volume of general aviation jet fuel sold by the business declined slightly more than 23% in the first quarter of 2009 compared with the first quarter of 2008. The decrease in the volume of fuel sold year over year is attributable to the reduced number of transient flight movements primarily resulting from the softer economy compared to first quarter of 2008.

Total average margins including into-plane sales decreased 5.4%. The decline reflects, in part, an increase in the proportion of fuel sales to base tenants who typically have agreements to buy fuel at a discount compared with transient aircraft.

The debt to EBITDA (leverage) ratio of the airport services business was 7.29 times at the end of the first quarter compared with a maximum allowable under its debt facility of 8.25 times.

Bulk Liquid Storage Terminal Business
($000)	1Q’09	1Q’08	%Change
Terminal Revenue	83,810	74,224	12.9
Terminal Gross Profit	45,361	35,682	27.1
EBITDA* †	42,087	12,285	NM**
EBITDA ex. non-cash items †	38,781	30,005	29.2

* Includes impact of non-cash derivatives gains and losses.
† See attached tables for a reconciliation of EBITDA and EBITDA excluding non-cash items to net income.
**Not meaningful

Terminal revenue and terminal gross profit increased as a result of higher average storage rates and increases in rented storage capacity resulting from tank construction projects completed in the second half of 2008.

EBITDA in 2009 includes a non-cash gain of $3.3 million related to interest rate hedges compared with a $17.7 million loss in 2008. Excluding the impact of non-cash gains and losses on derivatives in the first quarters of 2009 and 2008, EBITDA would have increased by approximately 29%.

Cash flow from operating activities in the first quarter increased to $28.7 million from $24.8 million in 2008. Higher gross profit in 2009 was partially offset by a decrease in deferred revenue receipts.

As provided for in the shareholder agreement between MIC and the other shareholders, the business may pay MIC a variable dividend each quarter beginning with the first quarter in 2009. Excess cash flows generated in the first quarter were retained for reinvestment in existing committed growth projects rather than paid out as a dividend.

Maintenance and environmental capital expenditures totaled $8.3 million for the quarter. The business continues to expect that maintenance capital expenditures for the full-year 2009 will be in a range of between $65.0 million and $67.0 million.

Gas Production and Distribution Business
($000)	1Q’09	1Q’08	% Change
Revenue	41,242	52,358	(21.2)
Contribution Margin †	19,471	16,210	20.1
EBITDA* †	9,104	7,025	29.6
EBITDA ex. non-cash items †	9,754	7,046	38.4
* Includes impact of non-cash derivatives losses.
† See attached tables for a reconciliation of contribution margin to revenue and EBITDA and EBITDA excluding non-cash items to net income.

The Company’s gas production and distribution business generated an increase in total contribution margin (revenue less cost of revenue, excluding production and transmission / distribution) of slightly more than 20% compared with the prior comparable period. The increase was driven by improvement in non-utility contribution margin stemming from lower product costs partially offset by lower prices charged to non-utility customers and reduced gas sales in the utility portion of the business.

Continued declines in tourism levels could cause further deterioration in the level of economic activity in Hawaii. The Company believes, however, that the relatively consistent volume of gas products sold as a result of essential services nature and market leading position of this business will enable it to continue to generate stable cash flows.

District Energy Business
($000)	1Q’09	1Q’08	% Change
Revenue	9,073	8,500	6.7
Gross Profit	2,705	2,621	3.2
EBITDA* †	1,643	2,994	(45.1)
EBITDA ex. non-cash items †	3,412	3,024	12.8

* Includes impact of non-cash derivatives losses.
† See attached tables for a reconciliation of EBITDA and EBITDA excluding non-cash items to net income.

Revenue generated by the district energy business is a combination of capacity revenue based on the number of tons of cooling under contract, and consumption revenue based on demand for cooling. Capacity revenue for the first quarter increased with the step-up in inflation-linked rate escalators over the prior comparable period. A warmer first quarter this year compared with 2008 resulted in an increase in consumption revenue and contributed to an increase in total revenue for the quarter.

The Company expects continued stable performance from its district energy business, assuming a historically normal level of demand for cooling in Chicago in 2009.

Airport Parking Business
($000)	1Q’09	1Q’08	% Change
Revenue	16,607	18,895	(12.1)
Gross (Loss) Profit	(3,779)	3,318	NM**
EBITDA* †	1,751	2,467	(29.0)
EBITDA ex. non-cash items †	8,136	2,390	NM**
* Includes impact of non-cash derivatives losses.
† See attached tables for a reconciliation of EBITDA and EBITDA excluding non-cash items to net income.
** Not meaningful

The airport parking business generated a gross loss of $3.8 million in the first quarter primarily as a result of the inclusion of a non-cash impairment charge of $6.4 million in direct expenses. The year over year decline in gross profit was partially offset by decreased rent expense resulting from the purchase in the first quarter of 2008 of a previously leased property.

Lot utilization, as measured by the number of cars exiting the airport parking business’ facilities, declined 20% compared with the first quarter in 2008. The decline in volume was partially offset by an approximately 4% increase in average revenue per car. Despite the decline in activity, the airport parking business met all of its recurring obligations, including payment of interest expense, during the quarter.

The airport parking business does not have sufficient liquidity or capital resources to pay the aggregate principal amount of its maturing debt obligations and, based on current results and market conditions, is not expected to be able to refinance its primary debt facility when it matures in September, 2009. MIC does not intend to contribute any further capital to this business other than potentially obligations that it has guaranteed. Without substantial concessions from its lenders it is likely that this business will default on its obligations and there is doubt regarding the business’ ability to continue as a going concern.

MIC’s maximum exposure under guarantees of liabilities of its airport parking business decreased to an estimated $9.0 million at May 7th.

Conference Call and WEBCAST

When: Management has scheduled a conference call for 11:00 a.m. Eastern Time on Thursday, May 7, 2009 to review the Company’s results.

How: To listen to the conference call please dial +1(877) 874-1589 (domestic) or +1(719) 325-4748 (international) at least 10 minutes prior to the scheduled start time. Interested parties can also listen to a live webcast of the call. The webcast will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare slides in support of its conference call presentation. The slides will be available for downloading from the Company website the morning of May 7, 2009 prior to the conference call. A link to the slides will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the conference call, a replay will be available after 2:00 p.m. on May 7, 2009 through May 21, 2009, at +1(888) 203-1112 (domestic) or +1(719) 457-0820 (international), Passcode: 8748435. An online archive of the webcast will be available on the Company’s website for one year following the call.

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic, everyday services, to customers in the United States. Its businesses consist of an airport services business, a 50% indirect interest in a bulk liquid storage terminal business, a gas production and distribution business, a district energy business, and an airport parking business. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

Forward Looking Statements

This filing contains forward-looking statements. We may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond our control including, among other things: changes in general economic or business conditions, our ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement our strategy, our shared decision-making with co-investors over investments including the distribution of dividends, our regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs, our ability to recover increases in costs from customers, reliance on sole or limited source suppliers, foreign exchange fluctuations, risks or conflicts of interests involving our relationship with the Macquarie Group and changes in U.S. federal tax law.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC. MIC-G

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
($ in Thousands, Except Share Data)

	March 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$37,340	$68,231
Restricted cash	2,644	1,063
Accounts receivable, less allowance for doubtful accounts
of $4,287 and $2,230, respectively	55,406	62,240
Dividends receivable	-	7,000
Other receivables	139	132
Inventories	15,515	15,968
Prepaid expenses	10,076	9,156
Deferred income taxes	3,774	3,774
Land - available for sale	11,931	11,931
Income tax receivable	-	489
Other	10,244	13,440

Total current assets	147,069	193,424

Property, equipment, land and leasehold improvements, net	659,893	673,981
Restricted cash	16,011	19,939
Equipment lease receivables	35,461	36,127
Investment in unconsolidated business	190,379	184,930
Goodwill	569,382	586,249
Intangible assets, net	781,707	812,184
Deferred financing costs, net of accumulated amortization	21,774	23,383
Other	3,836	4,033

Total assets	$2,425,512	$2,534,250

LIABILITIES AND MEMBERS'/STOCKHOLDERS' EQUITY
Current liabilities:
Due to manager - related party	$571	$3,521
Accounts payable	45,809	47,886
Accrued expenses	26,544	29,448
Current portion of notes payable and capital leases	4,360	2,724
Current portion of long-term debt	312,059	201,344
Fair value of derivative instruments	48,486	51,441
Customer deposits	5,564	5,457
Other	9,814	10,785
Total current liabilities	453,207	352,606

Notes payable and capital leases, net of current portion	2,231	2,274
Long-term debt, net of current portion	1,171,822	1,327,800
Deferred income taxes	46,955	65,042
Fair value of derivative instruments	95,495	105,970
Other	47,060	46,297

Total liabilities	1,816,770	1,899,989

Members’/stockholders' equity:
LLC interests, no par value; 500,000,000 authorized; 44,948,694 LLC interests issued and outstanding at March 31, 2009 and
December 31, 2008.	956,956	956,956
Accumulated other comprehensive loss	(69,702)	(97,190)
Accumulated deficit	(283,954)	(230,928)

Total members’/stockholders' equity	603,300	628,838

Noncontrolling interests	5,442	5,423

Total equity	608,742	634,261

Total liabilities and equity	$2,425,512	$2,534,250

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ in Thousands, Except Share and per Share Data)

	Quarter Ended March 31, 2009	Quarter Ended March 31, 2008

Revenue
Revenue from product sales	$89,192	$159,325
Revenue from product sales - utility	20,167	29,399
Service revenue	73,552	88,785
Financing and equipment lease income	1,192	1,194

Total revenue	184,103	278,703

Costs and expenses
Cost of product sales	49,267	108,517
Cost of product sales - utility	14,817	24,335
Cost of services	31,457	33,256
Selling, general and administrative	59,479	63,857
Fees to manager - related party	462	4,626
Goodwill impairment	18,000	-
Depreciation	13,150	6,723
Amortization of intangibles	30,265	10,739

Total operating expenses	216,897	252,053

Operating income	(32,794)	26,650

Other income (expense)
Interest income	74	473
Interest expense	(30,603)	(25,826)
Equity in earnings (losses) and amortization
charges of investees	5,449	(2,089)
Loss on derivative instruments	(32,225)	(305)
Other income, net	1,581	192
Net loss before income taxes and
noncontrolling interests	(88,518)	(905)
Benefit (provision) for income taxes	35,659	(1,364)

Net loss before noncontrolling interests	(52,859)	(2,269)

Net income (loss) attributable to noncontrolling interest	167	(279)

Net loss	$(53,026)	$(1,990)

Basic loss per share:	$(1.18)	$(0.04)
Weighted average number of shares
outstanding: basic	44,948,694	44,938,380
Diluted loss per share:	$(1.18)	$(0.04)
Weighted average number of shares
outstanding: diluted	44,948,694	44,938,380
Cash distributions declared per share	$-	$0.635

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in Thousands)

	Quarter Ended March 31, 2009	Quarter Ended March 31, 2008

Operating activities
Net loss	$(53,026)	$(1,990)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash goodwill impairment	18,000	-
Depreciation and amortization of property and equipment	21,864	9,469
Amortization of intangible assets	30,265	10,739
Equity in (earnings) losses and amortization charges of investees	(5,449)	2,089
Equity distributions from investees	5,449	-
Amortization of debt financing costs	1,609	1,760
Non-cash derivative loss, net of non-cash interest expense	32,225	382
Equipment lease receivable, net	766	508
Deferred rent	430	572
Deferred taxes	(36,184)	(2,590)
Other non-cash (income) expenses, net	(294)	73
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	(99)	23
Accounts receivable	6,833	(12,191)
Inventories	453	(800)
Prepaid expenses and other current assets	2,837	1,272
Due to manager - related party	(2,950)	(1,033)
Accounts payable and accrued expenses	(5,452)	2,444
Income taxes payable	694	3,577
Other, net	(1,112)	(207)
Net cash provided by operating activities	16,859	14,097

Investing activities
Acquisitions of businesses and investments, net of cash acquired	-	(41,864)
Purchases of property and equipment	(6,932)	(13,708)
Return of investment in unconsolidated business	1,551	7,000
Other	(40)	137
Net cash used in investing activities	(5,421)	(48,435)

Financing activities
Proceeds from long-term debt	-	2,000
Proceeds from line of credit facilities	400	67,850
Offering and equity raise costs paid	-	(65)
Distributions paid to holders of LLC interests	-	(28,536)
Distributions paid to noncontrolling shareholders	(148)	(167)
Payment of long-term debt	(44,662)	(40)
Debt financing costs paid	-	(1,788)
Change in restricted cash	2,446	(617)
Payment of notes and capital lease obligations	(365)	(468)
Net cash (used in) provided by financing activities	(42,329)	38,169

Net change in cash and cash equivalents	(30,891)	3,831

Cash and cash equivalents, beginning of period	68,231	57,473

Cash and cash equivalents, end of period	$37,340	$61,304

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:

Accrued acquisition and equity offering costs	$-	$343

Accrued purchases of property and equipment	$808	$742

Acquisition of equipment through capital leases	$129	$-

Taxes paid	$10	$489

Interest paid	$29,473	$23,859

CONSOLIDATED STATEMENT OF OPERATIONS

	Quarter Ended March 31,
	2009	2008	Change Favorable/(Unfavorable)
	$	$	$	%
	($ in thousands) (unaudited)

Revenue
Revenue from product sales	89,192	159,325	(70,133)	(44.0)
Revenue from product sales - utility	20,167	29,399	(9,232)	(31.4)
Service revenue	73,552	88,785	(15,233)	(17.2)
Financing and equipment lease income	1,192	1,194	(2)	(0.2)
Total revenue	184,103	278,703	(94,600)	(33.9)

Costs and expenses
Cost of product sales	49,267	108,517	59,250	54.6
Cost of product sales - utility	14,817	24,335	9,518	39.1
Cost of services (1)	31,457	33,256	1,799	5.4
Gross profit	88,562	112,595	(24,033)	(21.3)

Selling, general and administrative	59,479	63,857	4,378	6.9
Fees to manager - related party	462	4,626	4,164	90.0
Goodwill impairment (2)	18,000	-	(18,000)	NM
Depreciation (1)	13,150	6,723	(6,427)	(95.6)
Amortization of intangibles (3)	30,265	10,739	(19,526)	(181.8)

Total operating expenses	121,356	85,945	(35,411)	(41.2)

Operating (loss) income	(32,794)	26,650	(59,444)	NM

Other income (expense)
Interest income	74	473	(399)	(84.4)
Interest expense	(30,603)	(25,826)	(4,777)	(18.5)
Equity in earnings (losses) and amortization
charges of investees	5,449	(2,089)	7,538	NM
Loss on derivative instruments	(32,225)	(305)	(31,920)	NM
Other income, net	1,581	192	1,389	NM
Net loss before income taxes and
noncontrolling interests	(88,518)	(905)	(87,613)	NM
Benefit (provision) for income taxes	35,659	(1,364)	37,023	NM

Net loss before noncontrolling interests	(52,859)	(2,269)	(50,590)	NM

Net income (loss) attributable to noncontrolling interests	167	(279)	446	159.9

Net loss	(53,026)	(1,990)	(51,036)	NM

Reconciliation of net loss to EBITDA:
Net loss	(53,026)	(1,990)
Interest expense, net	30,529	25,353
(Benefit) provision for income taxes	(35,659)	1,364
Depreciation (1)	13,150	6,723
Depreciation - cost of services (1)	8,714	2,746
Amortization of intangibles (3)	30,265	10,739
EBITDA	(6,027)	44,935	(50,962)	(113.4)

Net loss includes various non-cash items which have not been adjusted for in calculating EBITDA above. These non-cash items include the following:

Goodwill impairment (2)	18,000	-
Loss on derivative instruments	32,225	305
50% share of IMTT Unrealized gains (losses) on derivative instruments	(1,653)	8,860
EBITDA excluding non-cash items	42,545	54,100	(11,555)	(21.4)

NM - Not meaningful

(1) Depreciation - cost of services includes depreciation expense for our district energy business and airport parking business, which are reported in cost of services in our consolidated condensed statements of operations. Depreciation and Depreciation - cost of services do not include step-up depreciation expense of $1.7 million for each quarter in connection with our investment in IMTT, which is reported in equity in earnings (losses) and amortization charges of investees in our consolidated condensed statements of operations. For the quarter ended March 31, 2009, depreciation and depreciation -cost of services include $5.3 million and $6.4 million of non-cash impairment charges recorded in accordance with SFAS No. 144 at our airport services and airport parking business, respectively.

(2) Includes a non-cash impairment charge of $18.0 million for our airport services business recorded in accordance with SFAS No. 142.

(3) Amortization does not include step-up amortization expense of $283,000 for each quarter related to intangible assets in connection with our investment in IMTT, which is reported in equity in earnings (losses) and amortization charges of investees in our consolidated condensed statements of operations. For the quarter ended March 31, 2009, amortization expense includes $20.4 million of non-cash impairment charges recorded in accordance with SFAS No. 144 at our airport services business.

MACQUARIE INFRASTRUCTURE COMPANY LLC RECONCILIATION OF SEGMENT NET (LOSS) INCOME TO EBITDA AND SEGMENT REVENUE TO CONTRIBUTION MARGIN

Airport Services

	Q1 2009	Q1 2008	QTD Change Favorable/(Unfavorable)
	$	$	$	%
	($ in thousands) (unaudited)

Revenue
Fuel revenue	68,117	136,366	(68,249)	(50.0)
Non-fuel revenue	49,064	62,584	(13,520)	(21.6)
Total revenue	117,181	198,950	(81,769)	(41.1)

Cost of revenue
Cost of revenue — fuel	37,467	91,882	54,415	59.2
Cost of revenue — non-fuel	4,703	11,800	7,097	60.1
Total cost of revenue	42,170	103,682	61,512	59.3

Fuel gross profit	30,650	44,484	(13,834)	(31.1)
Non-fuel gross profit	44,361	50,784	(6,423)	(12.6)
Gross profit	75,011	95,268	(20,257)	(21.3)

Selling, general and administrative expenses (1)	49,914	54,625	4,711	8.6
Goodwill impairment	18,000	-	(18,000)	NM
Depreciation and amortization (2)	41,388	14,637	(26,751)	(182.8)
Operating (loss) income	(34,291)	26,006	(60,297)	NM

Interest expense, net	(20,231)	(15,838)	(4,393)	(27.7)
Other expense	(128)	(16)	(112)	NM
Unrealized losses on derivative instruments	(29,604)	(199)	(29,405)	NM
Benefit (provision) for income taxes	33,954	(4,011)	37,965	NM
Net (loss) income (3)	(50,300)	5,942	(56,242)	NM

Reconciliation of net (loss) income to EBITDA:
Net (loss) income (3)	(50,300)	5,942
Interest expense, net	20,231	15,838
(Benefit) provision for income taxes	(33,954)	4,011
Depreciation and amortization (2)	41,388	14,637
EBITDA	(22,635)	40,428	(63,063)	(156.0)

Net (loss) income includes various non-cash items which have not been adjusted for in calculating EBITDA above. These non-cash items include the following:

Goodwill impairment	18,000	-
Unrealized losses on derivative instruments	29,604	199
EBITDA excluding non-cash items	24,969	40,627	(15,658)	(38.5)
________________________
NM - Not meaningful

(1) Includes $2.4 million increase in bad debt expense and $1.2 million in debt advisory fees and other amendment costs paid in connection with the amendment to the debt agreement in February 2009.

(2) Includes a non-cash impairment charge of $25.7 million, consisting of $20.4 million related to contractual arrangements and $5.3 million related to property, equipment, land and leasehold improvements, recorded during the first quarter of 2009.

(3) Corporate allocation expense and the federal tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Bulk Liquid Storage Terminals

	Q1 2009	Q1 2008	QTD Change Favorable/(Unfavorable)
	$	$	$	%
	($ in thousands) (unaudited)

Revenue
Terminal revenue	83,810	74,224	9,586	12.9
Environmental response revenue	2,993	4,170	(1,177)	(28.2)
Total revenue	86,803	78,394	8,409	10.7

Costs and expenses
Terminal operating costs	38,449	38,542	93	0.2
Environmental response operating costs	3,800	3,729	(71)	(1.9)
Total operating costs	42,249	42,271	22	0.1

Terminal gross profit	45,361	35,682	9,679	27.1
Environmental response gross profit	(807)	441	(1,248)	NM
Gross profit	44,554	36,123	8,431	23.3

General and administrative expenses	5,984	6,830	846	12.4
Depreciation and amortization	12,824	10,334	(2,490)	(24.1)
Operating income	25,746	18,959	6,787	35.8

Interest expense, net	(7,061)	(4,719)	(2,342)	(49.6)
Other (loss) income	(158)	557	(715)	(128.4)
Unrealized gains (losses) on derivative instruments	3,306	(17,720)	21,026	118.7
(Provision) benefit for income taxes	(8,939)	956	(9,895)	NM
Noncontrolling interest	369	155	214	138.1
Net income (loss)	13,263	(1,812)	15,075	NM

Reconciliation of net income (loss) to EBITDA:
Net income (loss)	13,263	(1,812)
Interest expense, net	7,061	4,719
Provision (benefit) for income taxes	8,939	(956)
Depreciation and amortization	12,824	10,334
EBITDA	42,087	12,285	29,802	NM

Net income (loss) includes various non-cash items which have not been adjusted for in calculating EBITDA above. These non-cash items include the following:

Unrealized (gains) losses on derivative instruments	(3,306)	17,720
EBITDA excluding non-cash items	38,781	30,005	8,776	29.2
________________________
NM - Not meaningful

Gas Production and Distribution

	Q1 2009	Q1 2008	Change Favorable/(Unfavorable)
	$	$	$	%
	($ in thousands) (unaudited)

Contribution margin
Revenue — utility	20,167	29,399	(9,232)	(31.4)
Cost of revenue — utility	12,285	21,724	9,439	43.4
Contribution margin — utility	7,882	7,675	207	2.7

Revenue — non-utility	21,075	22,959	(1,884)	(8.2)
Cost of revenue — non-utility	9,486	14,424	4,938	34.2
Contribution margin — non-utility	11,589	8,535	3,054	35.8

Total contribution margin	19,471	16,210	3,261	20.1

Production	1,236	1,217	(19)	(1.6)
Transmission and distribution	3,611	3,605	(6)	(0.2)
Selling, general and administrative expenses	4,934	4,413	(521)	(11.8)
Depreciation and amortization	1,690	1,668	(22)	(1.3)
Operating income	8,000	5,307	2,693	50.7

Interest expense, net	(2,294)	(2,311)	17	0.7
Other income	64	71	(7)	(9.9)
Unrealized losses on derivative instruments	(650)	(21)	(629)	NM
Provision for income taxes	(2,005)	(1,192)	(813)	(68.2)
Net income (1)	3,115	1,854	1,261	68.0

Reconciliation of net income to EBITDA:
Net income (1)	3,115	1,854
Interest expense, net	2,294	2,311
Provision for income taxes	2,005	1,192
Depreciation and amortization	1,690	1,668
EBITDA	9,104	7,025	2,079	29.6

Net income includes various non-cash items which have not been adjusted for in calculating EBITDA above. These non-cash items include the following:

Unrealized losses on derivative instruments	650	21
EBITDA excluding non-cash items	9,754	7,046	2,708	38.4
________________________
NM - Not meaningful

(1) Corporate allocation expense and the federal tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

District Energy

	Q1 2009	Q1 2008	Change Favorable/(Unfavorable)
	$	$	$	%
	($ in thousands) (unaudited)

Cooling capacity revenue	4,897	4,806	91	1.9
Cooling consumption revenue	2,228	1,768	460	26.0
Other revenue	756	732	24	3.3
Finance lease revenue	1,192	1,194	(2)	(0.2)
Total revenue	9,073	8,500	573	6.7
Direct expenses — electricity	1,604	1,176	(428)	(36.4)
Direct expenses — other (1)	4,764	4,703	(61)	(1.3)
Direct expenses — total	6,368	5,879	(489)	(8.3)

Gross profit	2,705	2,621	84	3.2

Selling, general and administrative expenses	638	992	354	35.7
Amortization of intangibles	337	341	4	1.2
Operating income	1,730	1,288	442	34.3
Interest expense, net	(2,564)	(2,544)	(20)	(0.8)
Other income	49	64	(15)	(23.4)
Unrealized losses on derivative instruments	(1,769)	(30)	(1,739)	NM
Benefit for income taxes	1,075	354	721	NM
Noncontrolling interest	(167)	(145)	(22)	(15.2)
Net loss (2)	(1,646)	(1,013)	(633)	(62.5)

Reconciliation of net loss to EBITDA:
Net loss (2)	(1,646)	(1,013)
Interest expense, net	2,564	2,544
Benefit for income taxes	(1,075)	(354)
Depreciation	1,463	1,476
Amortization of intangibles	337	341
EBITDA	1,643	2,994	(1,351)	(45.1)

Net loss includes various non-cash items which have not been adjusted for in calculating EBITDA above. These non-cash items include the following:

Unrealized losses on derivative instruments	1,769	30
EBITDA excluding non-cash items	3,412	3,024	388	12.8
__________________________
NM - Not meaningful

(1) Includes depreciation expense of $1.5 million each for the quarters ended March 31, 2009 and 2008.

(2) Corporate allocation expense and the federal tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

Airport Parking

	Q1 2009	Q1 2008	Change Favorable/(Unfavorable)
	$	$	$	%
	($ in thousands) (unaudited)

Revenue	16,607	18,895	(2,288)	(12.1)
Direct expenses (1)	20,386	15,577	(4,809)	(30.9)
Gross (loss) profit	(3,779)	3,318	(7,097)	NM
Selling, general and administrative expenses	2,224	2,694	470	17.4
Amortization of intangibles	-	816	816	NM
Operating loss	(6,003)	(192)	(5,811)	NM
Interest expense, net	(4,017)	(3,887)	(130)	(3.3)
Other income	503	72	431	NM
Unrealized gains on derivative instruments	-	77	(77)	NM
Benefit for income taxes	4,073	1,501	2,572	171.4
Noncontrolling interest	-	424	(424)	NM
Net loss (2)	(5,444)	(2,005)	(3,439)	(171.5)

Reconciliation of net loss to EBITDA:
Net loss (2)	(5,444)	(2,005)
Interest expense, net	4,017	3,887
Benefit for income taxes	(4,073)	(1,501)
Depreciation (1)	7,251	1,270
Amortization of intangibles	-	816
EBITDA	1,751	2,467	(716)	(29.0)

Net loss includes various non-cash items which have not been adjusted for in calculating EBITDA above. These non-cash items include the following:

Impairment charges related to property, equipment, land and leasehold improvements	6,385	-
Unrealized losses on derivative instruments	-	(77)
EBITDA excluding non-cash items	8,136	2,390	5,746	NM

NM - Not meaningful

(1) Includes depreciation expense of $7.3 million and $1.3 million for the quarters ended March 31, 2009 and 2008, respectively. Depreciation expense for 2009 includes a non-cash impairment charge of $6.4 million.

(2) Corporate allocation expense and other intercompany fees, and the federal tax effect, have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

CONTACT:
Macquarie Infrastructure Company
Investor enquiries
Jay A. Davis, 212-231-1825
Investor Relations
or
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Alex Doughty, 212-231-1310
Corporate Communications